EXHIBIT 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 48 to Registration Statement No. 33-68090 on Form N-1A of our report dated January 27, 2006, relating to the financial statements and financial highlights of Lord Abbett Investment Trust, appearing in the Annual Report on Form N-CSR of Lord Abbett Investment Trust for the year ended November 30, 2005, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

New York, New York

December 20, 2006